Exhibit 99.2

530 Fifth Avenue
5th Floor
New York, NY 10036
tel	212.921.1122
fax	212.921.2533

www.reis.com
FOR IMMEDIATE RELEASE:
Reis, Inc. Confirms Rejection of Acquisition Proposal from CoStar Group, Inc.
NEW YORK, August 13, 2008: Reis, Inc. (NASDAQ:REIS) (“Reis” or the “Company”) today confirmed that its Board of Directors has, for the second time, rejected a proposal by CoStar Group, Inc. (NASDAQ:CSGP) to acquire the Company for $8.75 per share in cash.
In the view of the Board, the price offered in the CoStar proposal is inadequate. The price is below the long-term value REIS could realize for its stockholders by the pursuit of its business as an independent entity and the continued disposition of its real estate assets, or by a sale of the Company.
Mr. Lloyd Lynford, CEO of REIS, stated: “It is extraordinarily disappointing that, after our Board unequivocally rejected CoStar’s $8.75 proposal, CoStar has seen fit to come back with exactly the same proposal in a hostile fashion. To judge the value of our company by the daily trading prices of its relatively illiquid common stock makes no sense. We trust that our clear second rejection of CoStar’s offer will prompt CoStar to withdraw it. Our Board will, of course, review carefully any serious proposal from any responsible third party.”
About Reis
The Company was formed through a May 2007 merger between Reis, Inc., a Delaware company (“Private Reis”) and Wellsford Real Properties, Inc. (“Wellsford”). Reis carries on the businesses of Private Reis and Wellsford.
Private Reis was founded in 1980 as a provider of commercial real estate market information. Reis maintains a proprietary database containing detailed information on commercial real properties in neighborhoods and metropolitan markets throughout the U.S. The database contains information on apartment, retail, office and industrial properties and is used by real estate investors, lenders and other professionals to make informed buying, selling and financing decisions. In addition, Reis data is used by debt and equity investors to assess and quantify the risks of default and loss associated with individual mortgages, properties, portfolios and real estate backed securities. Reis currently provides its information services to many of the nation’s leading lending institutions, equity investors, brokers and appraisers.
Reis’s flagship product is Reis SE, which provides online access to information and analytical tools designed to facilitate both debt and equity transactions. In addition to trend and forecast analysis at neighborhood and metropolitan levels, the product offers detailed building-specific information such as rents, vacancy rates and lease terms, property sale information, new construction listings and property valuation estimates. Reis SE is designed to meet the demand for timely and accurate information to support the decision-making of property owners, developers and builders, banks and non-bank lenders, and equity investors, all of whom require access to information on both the performance and pricing of assets, including detailed data on market transactions, supply and absorption. This information is critical to all aspects of valuing assets and financing their acquisition, development, and construction.
For more information regarding Reis’s products and services, visit www.reis.com.

Prior to the Merger, Wellsford was a public company operating as a real estate merchant banking firm which acquired, developed, financed and operated real properties and invested in private real estate companies. The Company’s primary operating activities immediately prior to the Merger were the development, construction and sale of its three residential projects and its approximate 23% ownership interest in Private Reis. The Company continues to develop, construct and sell these existing residential projects in an effort to ultimately exit this business in order to focus solely on the Reis Services business.

Press Contact:	Mark P. Cantaluppi
Reis, Inc.
Vice President, Chief Financial Officer
(212) 921-1122

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